Exhibit 99.1


                        Gyrodyne Company of America, Inc.
                             1 Flowerfield, Suite 24
                         St. James, New York 11780-1551
                     Phone (631) 584-5400 Fax (631) 584-7075


February 14, 2007

Gyrodyne Company of America, Inc.
1 Flowerfield, Suite 24
St. James, New York 11780


                              FOR IMMEDIATE RELEASE
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     ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS ***** NEWS *****
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          Gyrodyne Inks New Consulting Agreement with Landmark National

"NASDAQ:GYRO" - ST. JAMES, N.Y., February 14, 2007 - Gyrodyne Company of America, Inc. today announced that it has entered into an agreement with DPMG, Inc. - doing business as Landmark National -- for consulting services in connection with pending eminent domain litigation with the State of New York.

The agreement between Gyrodyne and Landmark National calls for Landmark to provide consultation in support of Gyrodyne's efforts to be fully compensated by the State for 245.5 acres of the Company's Flowerfield property seized through eminent domain in November 2005. The agreement replaces previous agreements between the two parties, under which Landmark was to provide golf course asset management and operational services under the previous plans for the site.

Under the new agreement, Landmark is being paid $2 million immediately and will be paid another $1 million in monthly installments through February 2010. The agreement includes recognition for past services rendered, between October 2004 and October 2006, and also negates a previous claim by Landmark that it was entitled to 10 percent of the total eventual condemnation proceeds from the 245.5-acre site and 10 percent of the proceeds from the future development and/or sale of Gyrodyne's remaining Flowerfield acreage.

About Gyrodyne Company of America, Inc.
---------------------------------------
Gyrodyne owns a 67-acre site approximately 50 miles east of New York City on the north shore of Long Island. The Company is currently contesting the value paid by New York State for 245.5 adjoining acres taken under eminent domain proceedings. The Company is also a limited partner in the Callery Judge Grove, L.P., which owns a 3,500 plus acre property in Palm Beach County, Florida. Gyrodyne's common stock is traded on the NASDAQ Stock Market under the symbol GYRO. Additional information about Gyrodyne may be found on its web site at http://www.gyrodyne.com/.

Forward-Looking Statement Safe Harbor
-------------------------------------
The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to, the effect of economic and business conditions, including risks inherent in the Long Island, New York and Palm Beach County, Florida real estate markets, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.


MEDIA CONTACT:  Rick Matthews, Rubenstein Associates, (212) 843-8267